Exhibit 16.1

February 27, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of GFI Group Inc.’s Form 8-K dated February 27, 2012, and have the following comments:

1.     We agree with the statements made in the second and third sentences of the first paragraph relating to us, and the first sentence of the fourth, fifth and sixth paragraphs of Item 4.01.

2.     We have no basis on which to agree or disagree with the statements made in the first sentence of the first, second and third paragraphs, or the second sentence of the sixth paragraph of Item 4.01.

Yours truly,

/s/ Deloitte & Touche LLP

New York, New York